DAVID G. NORD NAMED HUBBELL INCORPORATED
PRESIDENT AND CHIEF EXECUTIVE OFFICER

SHELTON, CT. (December 4, 2012) – Hubbell Incorporated today announced the appointment of David G. Nord to the position of President and Chief Executive Officer. Additionally, Mr. Nord has been appointed to Hubbell’s Board of Directors. Dave will move into his new roles effective January 1, 2013. Current CEO Timothy Powers will continue to serve as Chairman of the Board.

“Dave’s leadership and broad experience uniquely qualify him to lead the Company,” said Mr. Powers. “He has a proven track record of delivering superior financial results and I am confident that he will continue to do so in the future.”

Mr. Nord was named President and Chief Operating Officer of Hubbell Incorporated in June of 2012, after serving as Senior Vice President and Chief Financial Officer since 2005. During his seven year tenure as CFO, Hubbell has enjoyed strong operational performance and a corresponding increase in shareholder value. Prior to this he spent nearly 10 years at United Technologies in a number of senior leadership positions, including Vice President – Finance and Chief Financial Officer at Hamilton Sundstrand.

“I am honored to lead an organization with such a rich heritage as Hubbell,” said Mr. Nord. “The company’s success over the last several years in particular is in large part a result of Tim’s leadership and I will work to build on this legacy. I look forward to working with the Company’s talented and dedicated employees to continue to provide value to our customers and shareholders.”

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2011 revenues of $2.9 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Shelton, CT.

Contact:	James M. Farrell Hubbell Incorporated 40 Waterview Drive P.O. Box 1000 Shelton, Connecticut 06484 (475) 882-4000